Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-30537, No. 333-45615 and No. 333-62697 of MidAmerican Energy Holdings Company on Form S-3 of our report dated January 18, 2001 (March 27, 2001 as to Notes 17 and 19.A.), appearing in this Annual Report on Form 10-K of MidAmerican Energy Holdings Company for the year ended December 31, 2000.



DELOITTE & TOUCHE LLP

Des Moines, Iowa
March 30, 2001